News Release

CONTACT:	Steve Dale (Media)
(612) 303-0784
Judith T. Murphy (Analysts)
(612) 303-0783
U.S. BANCORP REPORTS IMPACT OF VISA LITIGATION
AND MONEY MARKET FUND ACTIONS
MINNEAPOLIS (December 21, 2007) — U.S. Bancorp (NYSE: USB) announced today that it would record a charge in the fourth quarter of approximately $215 million, or $.09 per diluted common share, representing its proportionate share of certain litigation involving Visa and a number of Visa banks. As a result of recent guidance from the Security and Exchange Commission accounting staff, U.S. Bancorp and other similarly situated banks are required to recognize the fair value of a contingent obligation for the potential losses arising from this litigation. In the third quarter of 2007, the company recorded a charge for its proportionate share of Visa’s settlement with American Express. Visa has filed SEC documents in preparation for an initial public offering, anticipated in the first quarter of 2008. It is expected that U.S. Bancorp’s proportionate share of gains that will be recognized upon completion of this offering will more than exceed the aggregate amount of the charge announced today and the charge taken in the third quarter.
Also, U.S. Bancorp announced today that it will be recognizing in the fourth quarter a valuation loss of $110 million, or approximately $.04 per diluted common share, as a result of purchasing certain asset-backed commercial paper holdings from the rated money market funds managed by its subsidiary, FAF Advisors. This charge is in line with disclosures previously made in U.S. Bancorp’s Quarterly Report on Form 10-Q for the third quarter and at web-cast investor conferences. It results from the fact that rated money market mutual funds managed by FAF Advisors invested in asset-backed commercial paper that experienced stress arising from the liquidity disruptions and credit deterioration during the third and fourth quarter. Given the nature and credit ratings of remaining holdings of these money market funds, U.S. Bancorp does not expect additional valuation issues with the funds and the company does not intend to purchase additional investments from the funds. This action should not be considered a precedent for future actions or commitment by U.S. Bancorp to provide additional support to these funds.
U.S. Bancorp, with $228 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States. The company operates 2,512 banking offices and 4,870 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.
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Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk and uncertainty regarding consummation of the Visa IPO. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.